EXHIBIT 99.1

April 15, 2005

Media:	John Sousa or David Byford

(713) 767-5800

Analysts:	Peter Wilt, Norelle Lundy or Hillarie Bloxom

(713) 507-6466

DYNEGY ANNOUNCES COMPREHENSIVE SETTLEMENT OF

SHAREHOLDER CLASS ACTION LITIGATION

•	Class action litigation primarily related to accounting treatment and disclosures associated with 2001 structured natural gas transaction known as “Project Alpha”
•	Settlement agreement resolves the most significant remaining litigation risk for the company
•	Available cash and bank lines sufficient to address settlement and business operations

HOUSTON (April 15, 2005) – Dynegy Inc. (NYSE: DYN) today announced that it has reached a comprehensive settlement agreement related to the shareholder litigation brought by the Regents of the University of California as a class action in the U.S. District Court in Houston. In its lawsuit, the Regents alleged violation of securities laws primarily related to “Project Alpha,” a structured natural gas transaction entered into by the company in 2001. The class action included claims for damages on behalf of a class of purchasers of Dynegy Class A common stock during the class period of June 2001 to July 2002.

The settlement agreement, which is subject to federal court approval, provides for the following:

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DYNEGY ANNOUNCES COMPREHENSIVE SETTLEMENT OF

SHAREHOLDER CLASS ACTION LITIGATION

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•	A total settlement payment of $468 million from Dynegy, which includes $150 million to be covered by Dynegy’s director and officer insurance policies, a $250 million cash payment, and the issuance of $68 million in Class A common stock to the class represented by the Regents.

Two payments totaling $250 million will be made in 2005. An initial payment of $175 million will be made during the second quarter, followed by a second payment of $75 million upon federal court approval. The company expects approval during the second half of the year. Dynegy will also issue Class A common stock in the value of $68 million following court approval. The number of shares of Class A common stock will be determined based on a calculation using a volume weighted average stock price for Dynegy Class A common stock for 20 trading days ending today.

•	The election to the Board of Directors of Dynegy Inc. of two new qualified directors from a list of not less than five qualified candidates submitted by the Regents, and in accordance with a time schedule consistent with the approval of the settlement by the federal court.

Thereafter, the recommendation for election of two new directors to the Board of Directors of Dynegy Inc. at the company’s 2006 annual shareholders’ meeting from a list of not less than five qualified candidates submitted by the Regents. The process for election of the new directors will be conducted in accordance with the normal processes previously established by Dynegy’s Corporate Governance and Nominating Committee for the election of new directors.

In addition, in a related court case brought in Texas District Court, two plaintiffs made similar claims to those in the class action litigation. Dynegy has agreed to settle the derivative litigation on the basis of corporate governance changes, many of which have been implemented since the claim was filed. The company has also agreed to pay related attorney fees and expenses in the amount of $5 million. This settlement is not included in the $468 million payment discussed above.

According to Bruce A. Williamson, Chairman, President and Chief Executive Officer of Dynegy Inc., “As with other elements of our self-restructuring, by entering into these settlement agreements we are taking responsibility for the resolution of issues associated with a past era for the company in order to put them behind us. These

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DYNEGY ANNOUNCES COMPREHENSIVE SETTLEMENT OF

SHAREHOLDER CLASS ACTION LITIGATION

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settlements represent the last significant legal impediments to the pursuit of growth opportunities for our Natural Gas Liquids and Power Generation businesses. With these matters resolved, management and the Board of Directors can concentrate fully on the future direction of our company to maximize value for shareholders.

“The financial impact of these settlements, along with liquidity for our business operations, can be accommodated through our available cash and bank lines,” he said. “These settlements are fair and equitable for all parties involved, including the company, our current investors and former investors who are members of the class.”

Williamson added, “Finally, from a governance perspective, we look forward to adding two new members to our Board of Directors. We are confident that the diversity of skills and contributions of the new directors will enhance our industry-leading corporate governance practices.”

Dynegy and various other parties settling the litigation do not admit to any liability by the company, its directors or officers. In addition, there were no findings of any violation of federal securities laws. The Regents were represented by Lerach Coughlin Stoia Geller Rudman & Robbins LLP. Dynegy was represented in the litigation by Haynes & Boone, LLP and in the settlement by Stonebridge International LLC and Hogan & Hartson L.L.P.

Dynegy will record a first quarter pre-tax charge of approximately $225 million (approximately $155 million after-tax) related to the settlements and associated legal expenses. While the settlements and expenses will impact the company’s 2005 GAAP earnings guidance estimate, they do not affect core business earnings. Management will provide updated guidance reflecting the impact of the settlements, as well as differences in current commodity and power prices from previously issued commodity forecasts, during the release of the company’s first quarter 2005 financial results on Monday, May 9, 2005.

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DYNEGY ANNOUNCES COMPREHENSIVE SETTLEMENT OF

SHAREHOLDER CLASS ACTION LITIGATION

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Dynegy Inc. provides electricity, natural gas and natural gas liquids to markets and customers throughout the United States. Through its energy businesses, Power Generation and Natural Gas Liquids, the company owns and operates a diverse portfolio of assets, including power plants totaling more than 13,000 megawatts of net generating capacity and gas processing plants that process approximately 1.6 billion cubic feet of natural gas per day.

Certain statements included in this news release are intended as “forward-looking statements.” These statements include assumptions, expectations, predictions, intentions or beliefs about future events, particularly the statements concerning the impact of the settlements upon Dynegy’s ability to pursue strategic opportunities and the adequacy of Dynegy’s liquidity to satisfy the settlement obligations as well as to support future business operations. Dynegy cautions that actual future results may vary materially from those expressed or implied in any forward-looking statements. Some of the key factors that could cause actual results and the periods affected to vary materially from those expected include receipt of the final approval of the settlement agreement by the federal district court, Dynegy’s future financial condition and ability to make the cash payments required by the settlements, the financial impact of the settlement payments on Dynegy’s business operations, and the future availability of suitable strategic growth opportunities. More information about the risks and uncertainties relating to these forward-looking statements are found in Dynegy’s SEC filings, as amended, including its Annual Report on Form 10-K for the year ended Dec. 31, 2004, which are available free of charge on the SEC’s web site at http://www.sec.gov. Dynegy expressly disclaims any obligation to update any forward-looking statements contained in this news release to reflect events or circumstances that may arise after the date of this release, except as otherwise required by applicable law. DYNC, DYNF

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